Exhibit 99.1

	Contacts:	Jay Brown, CFO
Fiona McKone, VP - Finance
Crown Castle International Corp.
FOR IMMEDIATE RELEASE		713-570-3000

CROWN CASTLE INTERNATIONAL

EXTENDS REVOLVING CREDIT FACILITY

December 15, 2008 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE:CCI) announced today that it has received commitments to extend its operating company revolving credit facility (“Revolver”) for 364 days, effective January 6, 2009. Under the terms of the extended facility, the total revolving commitments are $175 million. Crown Castle expects the all-in interest expense associated with the Revolver for 2009 to be 8% to 8.5%, inclusive of extension fees. Further, Crown Castle expects the Revolver to be drawn approximately $145 million and to have cash balances of approximately $90 million at December 31, 2008. Proceeds from the Revolver may be used for general corporate purposes.

“We are pleased to have successfully accessed the credit markets to extend our revolving credit facility, even in the current challenging economic environment,” stated Jay Brown, Chief Financial Officer of Crown Castle. “I appreciate the support that we received from a number of financial institutions and believe the commitments underscore the stable, predictable cash flows characteristic of our business.”

The facility as extended is led by The Royal Bank of Scotland PLC, as agent.

News Release continued:	Page 2 of 2

Crown Castle engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 91 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 22,000 and over 1,600 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit http://www.crowncastle.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include, but are not limited to, plans, projections and estimates regarding (i) expenses associated with the Revolver, including interest expense, (ii) cash balances, (iii) amounts drawn under the Revolver, and (iv) predictability of cash flows. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the Securities and Exchange Commission.